UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 31, 2012
(Date of earliest event reported)

STEVEN MADDEN, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (e) On December 31, 2012, Steven Madden, Ltd. (the “Company”) entered into an employment agreement with Edward R. Rosenfeld, the Company’s Chief Executive Officer and the Chairman of the Board of Directors of the Company, pursuant to which Mr. Rosenfeld will continue to serve in such positions (the “Rosenfeld Employment Agreement”). The Rosenfeld Employment Agreement, the full text of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, replaces Mr. Rosenfeld’s prior employment agreement, which expired by its terms on December 31, 2012.

The term of the Rosenfeld Employment Agreement commenced on December 31, 2012 and will expire on December 31, 2015, unless sooner terminated in accordance with the terms thereof.

Mr. Rosenfeld will receive the following annual base salary during the term of the Rosenfeld Employment Agreement: (i) $578,813 for the period from January 1, 2013 through December 31, 2013, (ii) $607,754 for the period from January 1, 2014 through December 31, 2014 and (iii) $638,142 for the period from January 1, 2015 through December 31, 2015. Mr. Rosenfeld will receive a monthly automobile allowance of $1,500. In addition, pursuant to the Rosenfeld Employment Agreement, on January 2, 2013, Mr. Rosenfeld received a grant of 100,000 shares of the Company’s common stock, $0.0001 per share, subject to certain restrictions (the “Restricted Common Stock”), issued under the Steven Madden, Ltd, 2006 Stock Incentive Plan, as amended. The Restricted Common Stock will vest in five equal annual installments of 20,000 shares commencing on December 1, 2013. Additional compensation and bonuses, if any, are at the absolute discretion of the Company’s Board of Directors.

Pursuant to the terms of the Rosenfeld Employment Agreement, the Company may terminate Mr. Rosenfeld’s employment at any time with or without Cause (as defined under the Rosenfeld Employment Agreement), and Mr. Rosenfeld may resign from his employment at any time, with or without Good Reason (as defined under the Rosenfeld Employment Agreement). In the event that Mr. Rosenfeld’s employment should be terminated by the Company for Cause or by the resignation of Mr. Rosenfeld without Good Reason, Mr. Rosenfeld would be entitled to receive only his accrued and unpaid compensation through the date of his termination. In the event that Mr. Rosenfeld’s employment should be terminated by the Company without Cause or by the resignation of Mr. Rosenfeld for Good Reason, Mr. Rosenfeld would be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination of employment through the longer of (i) the remainder of the term and (ii) six months. In addition, if Mr. Rosenfeld’s employment is terminated by the Company without Cause or by the resignation of Mr. Rosenfeld for Good Reason during the period commencing 90 days prior to a Change of Control (as defined in the Rosenfeld Employment Agreement) and ending 180 days after a Change of Control, Mr. Rosenfeld would be entitled to receive a cash payment within ten days of the date of his termination or resignation of employment in an amount equal to the lesser of (i) three times the total W-2 compensation and benefits actually received by him during the preceding three-year period ending on the last previous December 31st, except that, in lieu of the actual base salary compensation received, the annual base salary to which Mr. Rosenfeld was entitled as of the date of such termination or resignation of employment shall be substituted, and (ii) the maximum amount that is tax deductible to the Company under Section 280G of the Internal Revenue Code.

The foregoing description of the Rosenfeld Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rosenfeld Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

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Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Employment Agreement, dated as of December 31, 2012, between the Company and Edward R. Rosenfeld.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2013

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld Chief Executive Officer

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